CREDIT SUPPORT, SECURITY AND REGISTRATION RIGHTS AGREEMENT

This CREDIT SUPPORT, SECURITY AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of August 17 2010, is between QUICK CAPITAL of LONG ISLAND CORP., a corporation in the jurisdiction STATE OF NEW YORK having its principal office at P.O. Box 238, Syosset, New York, 11791, and STEM CELL ASSURANCE, INC., a Nevada corporation having its principal office at 200 Glades Road, Suite # 2, Boca Raton, Florida 33432 (“Customer”).

WHEREAS, Quick will provide consulting services as it relates to securing loans, letters of credit, and/or other debt based facilities, as well as securing infusion of equity and real property leasing and/or acquisitions for Customer.

WHEREAS, Customer has requested that Quick from time to time lend credit support or cause third party to facilitate Customer's acquisition of certain equipment from third-party vendors; and

WHEREAS, Customer will reimburse Quick for any sums payable by Quick for any indirect or direct costs in securing funds for Company and to guarantee payment of fees and faithful performance of any credit facilities and/ or consulting contract; and

WHEREAS, in consideration for Quick's consulting services to Customer hereunder, Customer will allocate to Quick seventy-five percent and to Olde Estate, LLC twenty-five percent of Customer's total capital stock allotted for this transaction and will grant to Quick and Olde Estate, LLC certain registration rights.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Customer and Quick agree as follows:

1.	COMMITMENT OF QUICK; PURPOSE; CONSULTING AND ADVISORY SERVICES.

1.1 Commitment to Provide Financing Support. Subject to the terms and conditions of this Agreement, Quick agrees to provide consulting services as it relates to securing loans, letters of credit, and/or other debt based facilities, as well as securing infusion of equity and real property leasing and/or acquisitions for Customer.

2.	REIMBURSEMENT; LETTER OF CREDIT FEES AND EXPENSES.

2.1 Reimbursement. Customer will reimburse Quick for any sums payable by Quick for any indirect or direct costs in securing funds for Company and to guarantee payment of fees and faithful performance of any credit facilities and/ or consulting. Not later than two (2) business days from the date of Customer's receipt of such notice. Customer will make all such payments by wire transfer of immediately available funds to an account designated by Quick in writing or by other immediately available funds.

2.2 Fees and Expenses. Customer shall be responsible for and, within three (3) business days of Customer's receipt of written demand, shall reimburse Quick for any application, issuance, renewal, negotiation or other fees and charges imposed by any third party in connection with any financial transactions requested by Customer. In addition, Customer shall pay or reimburse Quick for all reasonable costs, fees and expenses incurred by Quick or for which Quick becomes obligated in connection with, the negotiation, preparation and consummation of this Agreement and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any such document).

3.	COMPENSATION OF QUICK

Total compensation of forty-seven million five hundred thousand shares of Company common stock will be allocated to Quick (75%) thirty-five million six hundred and fifty thousand (35,625,000) shares of the common stock (“Common Stock”) of customer and Olde Estate, LLC (25%) eleven million eight hundred and seventy-five thousand (11,875,000 shares of the common stock (“Common Stock”), par value $0.001 per share, of Customer (the “Shares”) free and clear of all liens, claims and encumbrances other than restrictions on transfer arising under applicable securities laws. The Shares shall be deliverable as follows:

(a) Upon issuance of the Letter of Credit in the aggregate face amount of not less than Three Hundred Thousand Dollars ($300,000), Customer shall deliver to Quick and Olde Estate, LLC Thirty-three Million Two Hundred and Fifty Thousand (33,250,000) shares of Common Stock representing seventy percent (70%) of the Shares of the Shares of which Quick will receive twenty-four million nine hundred and thirty-seven thousand five hundred shares (24,937,500) and Olde Estate will receive eight million three hundred and twelve thousand five hundred shares (8,312,500).

(b) Upon receipt of operating capital, Customer shall deliver to Quick and Olde Estate, LLC Four Million Seven Hundred and Fifty Thousand (4,750,000) shares of Common Stock representing ten percent (10%) of the total Shares) of which Quick will receive three million five hundred and sixty-two thousand five hundred share (3,562,500) and Olde Estate will receive one million one hundred and eighty-seven thousand five hundred shares (1,187,500).

(c) Balance of nine million five hundred thousand shares of Common Stock (9,500,000) to be issued upon future considerations of which Quick will receive seven million one hundred and twenty-five thousand shares (7,125,000) and Olde Estate will receive two million three hundred and seventy-five thousand shares (2,375,000).

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. To secure the payment and performance of Customer's obligations hereunder, Customer hereby grants Quick a security interest in, and pledges to Quick all personal property assets of Customer (collectively, the “Collateral”), wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Upon payment in full of Customer's obligations to financial institutions and Quick's consulting agreement which has terminated Quick shall release its liens in the Collateral and all rights therein shall revert to Customer.

4.2 Authorization to File Financing Statements. Customer hereby authorizes Quick to file financing statements with all appropriate jurisdictions to perfect or protect Quick's interest or rights hereunder.

5.	CONDITIONS PRECEDENT TO QUICK'S CONSULTING AGREEMENT

Quick's introduction to financial organizations to meet Company's objectives which the Company recognizes has already occurred is subject to the condition precedent that Customer shall have delivered or caused to have been delivered, in form and substance reasonably satisfactory to Quick, the following documents:

(a) two (2) originals of this Agreement duly executed by Customer;

(b) an officer's certificate dated as of a recent date (i) attaching the charter documents of Customer and certifying that they have not been amended since the date of their certification, (ii) attaching a copy of resolutions of Customer's Board of Directors authorizing the execution and delivery of this Agreement, (iii) regarding the incumbency of each officer executing documents in connection with this Agreement, and (iv) certifying that the representations and warranties contained herein are true and correct as of the date of closing;

(c) a guaranty by Tommy Berger (“Berger”) of Customer's obligations hereunder secured by (i) Berger's pledge of Ten Million (10,000,000) shares of Common Stock and (ii) a security interest in favor of Quick in proceeds received by Tommy Berger under that certain Letter of Intent, dated May 12, 2010, by and between Renaissance Investment Group, LLC and Tommy Berger et al; and

(d) release of pledge by Tommy Berger of ten million shares (10,000,000) upon payment of outstanding Letters of Credit or Customer's increased financial position.

(e) Customer hereby appoints Quick as Customer's financial advisor up and until all obligations, as stated in this agreement, has been paid in full after execution of this Agreement. The Compensation to Quick for serving as financial advisor shall be mutually agreed between Customer and Quick. Customer hereby grants Quick a right of first refusal, after written notice from Customer, to provide financing to Customer on the terms set forth in such notice. The right of first refusal granted to Quick hereunder will expire automatically if Quick does provide written notice of its desire to provide the financing that is the subject of the right of first refusal within three (3) business days after receipt of written notice of the right of first refusal is delivered to Quick. If Quick fails to timely exercise its right of first refusal, Customer shall be permitted to obtain from a third party the financing described in the notice delivered to Quick on substantially the same terms as set forth in such notice. If Quick exercises its right of first refusal but fails to provide the financing on the terms set forth in the notice describing the terms of such financing (including the time by which such financing must be provided), Quick shall be deemed to have breached a contractual obligation to provide such financing, and Quick shall be liable for and shall indemnify Customer for all damages arising out of such breach.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF CUSTOMER

6.1 Representations and Warranties. Customer represents and warrants as follows:

(a) Due Organization. Customer is duly organized, validly existing, and in good standing under the laws of the State of Nevada with the power to own its assets and to transact business in Nevada, and in such other states where its business is conducted, except where the failure to do so could not reasonably be expected to have a material adverse effect on Customer's business.

(b) Power and Authority. Customer has the authority and power to execute and deliver any document required hereunder and to perform any condition or obligation imposed under the terms of such documents.

(c) No Breach. Customer's execution, delivery and performance of this Agreement and each document incident hereto will not violate any provision of any applicable law, regulation, order, judgment, decree, article of incorporation, by-law, material contract, agreement or other undertaking to which Customer is a party, or that purports to be binding on Customer or its assets and will not result in the creation or imposition of a lien on any of Customer's assets (except for the liens created pursuant to this Agreement).

(d) Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Customer, overtly threatened in writing, against or affecting Customer or any of its assets which, if adversely determined, would have a material adverse affect on the financial condition of Customer or the operation of its business.

(e) Title. On the date hereof, the assets constituting the Collateral are free and clear of all liens and encumbrances except those in favor of Quick.

6.2 Covenants. During the term of this Agreement, Customer shall:

(a) Taxes. Timely file all required tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Customer, except for deferred payment of any taxes contested by Customer.

(b) Encumbrances. Not create or suffer to exist any lien, security interest or other charge or encumbrance upon or with respect to the Collateral except (i) liens for taxes and utility charges not yet due or that are being contested, (ii) liens created in the ordinary course of business in favor of banks and other financial institutions over balances of any accounts held at such banks or financial institutions, and (iii) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment or other insurance and other social security laws or regulations.

(c) No Interference. Not take any action expressly designed to impair Quick's security interest.

(d) No Breach. Quick's execution, delivery and performance of this Agreement and each document incident hereto will not violate any provision of any applicable law, regulation, order, judgment, decree, article of incorporation, by-law, material contract, agreement or other undertaking to which Quick is a party, or that purports to be binding on Borrower or its assets and will not result in the creation or imposition of a lien on any of Customer's assets (except for the liens created pursuant to this Agreement).

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF QUICK

7.1 Representations and Warranties. Quick represents and warrants as follows:

(a) Due Organization. Quick is duly organized, validly existing, and in good standing under the laws of the State of New York with the power to own its assets and to transact business in the State of Florida, and in such other states where its business is conducted.

(b) Power and Authority. Quick has the authority and power to execute and deliver any document required hereunder and to perform any condition or obligation imposed under the terms of such documents.

(c) Investigation; Economic Risk. Quick has had an opportunity to discuss the business and affairs of Customer with its officers. Quick has had access to information about Customer that Quick has requested. Quick possesses knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the transactions contemplated by this Agreement and has the ability to bear the economic risks of holding the Shares for an indefinite period.

(d) Exemption from Registration; Restricted Securities. Quick understands that the Shares will not be registered under the Securities Act of 1933 (as amended, the “Securities Act”), by reason of a specific exemption from the registration provisions of the Act that depends upon, among other things, the accuracy of Quick's representation, made hereby, that Quick is an accredited investor as defined under Rule 501 promulgated under the Act. Quick understands that the Shares being acquired hereunder are restricted securities within the meaning of Rule 144 under the Act, and that the Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

(e) Restrictive Legends. Quick understands that each certificate representing the Shares and any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger or similar event will be stamped or otherwise imprinted with a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION FROM REGISTRATION THAT, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, IS AVAILABLE. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.”

7.2 Covenants. Quick shall acquire any Shares solely for Quick's own account, (except for those shares previously designated to Olde Estate, LLC) not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

(a) Failure by Customer to pay to Quick any principal, interest, cash receipt payment or consulting fees due to Quick hereunder within three (3) days after the same becomes due and fails to pay interest, principle, or any other payment due to any financial institution or entity that Quick has introduced to Customer will be considered a default under this agreement.

(b) Filing by Customer of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing.

(c) Filing of an involuntary petition against Customer seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof undismissed, unbonded, or undischarged for sixty (60) days.

9.	QUICK'S RIGHTS AND REMEDIES

9.1 Rights on Event of Default. Upon the occurrence of an Event of Default, Quick may, without notice or demand, do any or all of the following:

(a) Declare all unpaid sums hereunder to be immediately due and payable.

(b) Stop providing consulting services for credit support for Customer's benefit under this Agreement or under any other agreement between Customer and Quick and terminate this Agreement.

9.2 Waivers. To the extent permitted by law, Customer waives any rights to presentment, demand, protest, or notice of any kind in connection with this Agreement.

9.3 Failure or Delay; Cumulative Remedies. No failure or delay on the part of Quick in exercising any right, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided to Quick herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity.

9.4 Default Penalties. If an Event of Default under Section 8(a) occurs and continues uncured for more than three (3) consecutive business days, Customer agrees to issue to Quick as a penalty an additional Ten Million (10,000,000) shares of Common Stock per thirty- day period until such Event of Default has been cured.

10.	PIGGYBACK REGISTRATION RIGHTS.

10.1 Piggyback Registration. If Customer proposes to file a registration statement under the Securities Act with respect to an offering of equity securities (a) for Customer's own account or (b) for the account of any of the holders of its equity securities, then Customer shall give written notice of such proposed filing to Quick (and each of its designees to whom Shares are delivered pursuant to this Agreement) as soon as practicable (but in no event less than ten (10) days before the anticipated filing date), and such notice shall offer Quick (and each designee of Quick to whom Shares are delivered pursuant to this Agreement) the opportunity to register such number of shares of Common Stock then standing in Quick's name (or in the name of the designees of Quick to whom Shares are delivered pursuant to this Agreement) as Quick (or any of its designees to whom Shares are delivered pursuant to this Agreement) may request on the same terms and conditions as Customer or the holders of equity securities included in such registration statement (a “Piggyback Registration”). If Quick (or any of its designees to whom Shares are delivered pursuant to this Agreement) desires any of its Common Stock be included in such registration statement, Quick (or the applicable designee of Quick) shall so advise Customer in writing (stating the number of shares of such Common Stock desired to be registered) within five (5) days after the date of such notice from Customer. Quick and each of its designees shall have the right to withdraw its request for inclusion of shares of Common Stock in any registration statement pursuant to this subsection by giving written notice to Customer of such withdrawal prior to the effective date of the registration statement. Subject to Section 102 below, Customer shall include in such registration statement all such Common Stock requested to be included therein; provided, however, that Customer at any time may withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other securities originally proposed to be registered.

10.2 Underwriter's Advice. Notwithstanding anything contained herein, if the managing underwriter of an offering described in Section 10.1 above delivers to Customer a written opinion that marketing considerations require a limitation on the number of shares offered pursuant to any registration statement, then Customer shall include in such registration (a) first, the securities being offered for the account of Customer, and (b) second, the number of shares of Common Stock requested to be included that, in the opinion of such underwriter, can be sold.

10.3 Blackout Period.  In the case of the registration of any underwritten primary offering initiated by Customer (other than any registrant by Customer on Form S-4 or Form S-8 (or any successor or substantially similar form), or of (a) an employee stock option, stock purchase or compensation plan or of securities issued or issuable pursuant to any such plan, or (b) a dividend reinvestment plan) or any underwritten secondary offering initiated at the request of a holder of securities of Customer (a “Registration Rights Holder”) pursuant to registration rights granted by Customer, Quick (and each designee to whom Shares are delivered pursuant to this Agreement) agrees not to effect any public sale or distribution of securities of Customer during the period beginning fifteen (15) days prior to the closing date of such underwritten offering and during the period ending on ninety (90) days after such closing date (or such longer period, not to exceed one hundred and fifty (150) days, as may be reasonably requested by Customer or by the managing underwriter or underwriters).

11.	TERM

This Agreement automatically shall expire on the date the later of eighteen (18) months from the date hereof or and that all fees due Quick, under consulting agreement, have been satisfied or paid in full and thereafter shall be of no further force or effect.

12.	DISPUTE RESOLUTION

The parties agree to negotiate in good faith to resolve any dispute between them under this Agreement. If the good faith negotiations do not resolve the dispute within fifteen (15) days, both parties will agree to nominate and accept Howard B Katz as arbitrator, and both parties waive any conflict of interest Mr. Katz may have. If Howard Katz declines nomination and parties do not agree upon same arbitrator, then arbitration will proceed in accordance with the Commercial Rules of the American Arbitration Association by a panel of three qualified arbitrators. Each party will choose one arbitrator, and the two arbitrators so chosen jointly will select the third arbitrator. All arbitration proceedings will be held in Palm Beach County, Florida, and will be concluded within thirty (30) days from the date of selection of the third arbitrator. Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration and may be entered in any court of competent jurisdiction. The parties will share evenly the costs of the arbitration, which will be limited to no more than Ten Thousand Dollars ($10,000).

13.	GENERAL PROVISIONS

13.1 Survival. All representations and warranties made by either party in this Consulting Agreement and in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement and the issuance of any Letters of Credit hereunder for so long as any amount remains owing to Quick under this Agreement.

13.2 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of Quick and Customer and their respective successors and assigns, provided, however, that Customer may not assign or transfer its rights or delegate its duties hereunder without the prior written consent of Quick.

13.3 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including, without limitation, notice by telecopy) and addressed to Quick or Customer at the address or telecopier number shown for each party, respectively, below or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection.

If to Quick, to:

Quick Capital of Long Island Corp P.O. Box 238
Syosset, NY, 11791
Attention: Ted Doukas,
Telephone: (516) 589-0599
Facsimile: (                      ) _______________

if to Customer, to:

Stem Cell Assurance, Inc.
200 Glades Road, Suite 2
Boca Raton, FL 33432
Attn: Richard M Proodian, CFO
Telephone: (561) 362-4142
Facsimile: (561) 362-4451

with a copy (which shall not constitute notice hereunder) to:

Stephen P. Katz, Esq.
Peckar & Abramson, P.C. 70 Grand Avenue
River Edge, NJ 07661
Telephone: (201) 343-3434 Facsimile: (201) 343-6306

All notices addressed as above shall be deemed to have been properly given (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this subsection and a confirmation of such facsimile has been received by the sender; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the fifth (5th) day following the day such notice is deposited in any post office station or letter box; or (iii) if served in person or sent by recognized overnight courier, when delivered at the addresses specified in this subsection.

13.4 Governing Law. This Agreement and all documents and instruments associated herewith will be governed by and construed and interpreted in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

13.5 Time of Essence. Time is of the essence for the performance of all obligations of either party in this Agreement.

13.6 Integration. This Agreement expresses, embodies and supersedes any previous understandings, agreements or commitments, whether written or oral, between the parties with respect to the general subject matter hereof.

13.7 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.8 Fees and Expenses. Customer shall be responsible for the payment of reasonable attorney fees and filing fees incurred by Quick in connection with this Agreement. Customer agrees to pay all reasonable costs of collection (including court costs and reasonable attorney's fees) incurred by reason of an Event of Default.

13.9 Amendment; Modification. This Agreement may not be amended or modified except in writing signed by all parties hereto.

13.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STEM CELL ASSURANCE, INC.
a Nevada corporation

By:           /s/ Richard M. Proodian
Name: Richard M. Proodian
Title: Chief Financial Officer

QUICK CAPITAL of LONG ISLAND CORP.,
a Corporation in the State of New York

By:           /s/ Ted Doukas
Name: Ted Doukas
Title: President